SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 21, 2006

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Texas Retail Base Rate Case — As previously disclosed, on May 31, 2006, Southwestern Public Service Company (SPS), a wholly owned subsidiary of Xcel Energy, filed a Texas retail electric rate case requesting an increase in annual revenues of approximately $48 million.  The rate filing is based on a historical test year, an electric rate base of $943 million, a requested rate of return on equity of 11.6 percent and a common equity ratio of 51.1 percent.

On Sept. 25, 2006, SPS filed modifications to its rate case to support an additional increase of $15 million in annual revenues, to approximately $63 million.  The principal revision involves SPS’ jurisdictional allocator and the overstatement of wholesale transmission revenue credits.  In order to establish new rates as quickly as possible, SPS does not currently anticipate refiling the entire case and would, therefore, be limited to the $48 million increase originally requested.  A new procedural schedule in the case is expected to be established.  Final rates are now expected to be effective in the second quarter of 2007.  No interim rate increase has been implemented.

Texas Retail Fuel Surcharge Case — As disclosed in Xcel Energy’s Form 10-Q for the quarter ended June 30, 2006, on May 5, 2006, SPS requested authority to surcharge approximately $43.9 million of Texas retail fuel and purchased energy cost under-collection that accrued from October 2005 through March 2006.  During the course of this proceeding, certain customers challenged whether a wholesale firm sales contract that SPS has with El Paso Electric Company (EPE) satisfied the terms of a non-unanimous stipulation, dated April 25, 2005, and the PUCT’s final order, dated Dec. 19, 2005, which established the terms under which SPS would be allowed to recover system average fuel cost from certain wholesale firm sales contracts until the issue is addressed in SPS’ base rate case.  On Sept. 21, 2006, the PUCT announced its decision that the contract with EPE, which was entered into in July 2004, and prior to the non-unanimous stipulation and final order referred to above and which commenced delivery on Jan. 1, 2006, did not conform to the non-unanimous stipulation and the PUCT’s December 2005 final order and, as a result, disallowed approximately $1.8 million in fuel costs for the period covering October 2005 through March of 2006.  The PUCT’s written final order has not yet been issued, but will control fuel cost recovery for the current EPE contract until a final order in the pending retail rate case discussed above is issued.  If the September 21st decision stands, a preliminary estimate indicates the disallowance could approximate $8 million in 2006, however SPS would explore possible steps to mitigate the impact of the September 21st decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/S/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

September 27, 2006